SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )


Filed by the registrant  [x]
Filed by a party other than the registrant  [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Protein Design Labs, Inc.
(Name of Registrant as Specified in Its Charter)

Protein Design Labs, Inc.
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[x]  No filing fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:
_______________________________________________________________________

[  ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:


                      PROTEIN DESIGN LABS, INC.

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 19, 1998


Dear Stockholder:

        On behalf of the Board of Directors, I cordially invite you to the annual meeting of stockholders of Protein Design Labs, Inc., a Delaware corporation (the "Company"), to be held on June 19, 1998 at 8:00 a.m. at the principal offices of the Company, located at 2375 Garcia Avenue, Mountain View, California 94043, for the following purposes:

        1. To elect three Class III directors to hold office for a thr year term and until their respective successors are elected and qualifi

        2. To ratify the appointment of Ernst & Young LLP as the indep auditors of the Company for the fiscal year ending December 31, 1998.

        3. To transact such other business as may properly come before meeting.

        Stockholders of record at the close of business on April 22, 19 entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.


By Order of the Board of
Directors


Douglas O. Ebersole
Secretary

Mountain View, California
May 5,  1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE
URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN
ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING

                            TABLE OF CONTENTS



                                                                  Page

VOTING RIGHTS                                                       1

NOMINATION AND ELECTION OF DIRECTORS                                2
        Meetings of the Board of Directors                          4

APPOINTMENT OF INDEPENDENT AUDITORS                                 4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT      5

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                      6

EXECUTIVE COMPENSATION AND OTHER MATTERS                            7
        Executive Officers                                          7
        Compensation of Executive Officers                          8
        Stock Options Granted in Fiscal 1997                        9
        Option Exercises and Fiscal 1997 Year End Values           10
        Compensation of Directors                                  10
        Change of Control Arrangements, Termination of Employment
         Arrangements                                              10

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION     12
        Compensation Policies                                      12
        Compensation Components                                    12
        Chief Executive Officer's Compensation                     13

COMPARISON OF STOCKHOLDER RETURNS                                  14

SECTION 16(a) REPORTING                                            15

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING       15

TRANSACTION OF OTHER BUSINESS                                      15


                              PROXY STATEMENT

                     1998 ANNUAL MEETING OF STOCKHOLDERS

                         PROTEIN DESIGN LABS, INC.
                           2375 Garcia Avenue
                     Mountain View, California  94043
                            (650) 903-3700


        This Proxy Statement is furnished in connection with the solici by the Board of Directors (the "Board") of PROTEIN DESIGN LABS, INC., a Delaware corporation (the "Company"), of Proxies for use at the annual meeting of stockholders to be held on June 19, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying Proxy are first being sent to stockholders on approximately May 5, 1998. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Stockholders for the fiscal year ended December 31, 1997, including financial statements, is being mailed to stockholders concurrently with the mailing of this Proxy Statement.

                           VOTING RIGHTS

        The voting securities of the Company entitled to vote at the an meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 22, 1998 are entitled to notice of and to vote at the annual meeting. On that date, there were 18,512,081 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

        All shares represented by valid Proxies received prior to the a meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the annual meeting and electing to vote in person.

                           PROPOSAL ONE

                 NOMINATION AND ELECTION OF DIRECTORS

        The Company has a classified Board of Directors (the "Board") consisting of two Class I, two Class II and three Class III directors who will serve until the annual meetings of stockholders to be held in 1999, 2000 and 1998, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire as of that annual meeting.

        The terms of the current Class III directors will expire on the of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class III directors of the Board at the meeting. Management's nominees for election by the stockholders to those three positions are Jurgen Drews, M.D., Laurence Jay Korn, Ph.D. and Max Link, Ph.D., the current Class III members of the Board. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2001 and until their successors are duly elected and qualified. If any nominee(s) declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the Proxies may be voted for such substitute nominee(s) as the Board may recommend in place of such nominee(s).

        If a quorum is present and voting, the three nominees for Class directors receiving the highest number of votes will be elected as Class III directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes", will be counted as present in determining if a quorum is present.

        Certain information concerning the current directors as of Dece 31, 1997, including the Class III nominees to be elected at this meeting, is set forth below.


       Nominee/Director               Positions with the Company
---------------------------  -----------------------------------------
Class III directos nominated for election at the 1998 Annual Meeting of

Jurgen Drews.M.D.            Director

Laurence Jay Korn, Ph.D.     Chief Executive Officer,
                             Chairperson of the Board

Max Link, Ph.D.              Director

Class I directors whose terms expire at the 1999 Annual Meeting of Stoc

George M. Gould, Esq.        Director

Jon S. Saxe, Esq.            President, Director

Class II directors whose terms expire at the 2000 Annual Meeting of Sto

Stanley Falkow, Ph.D.        Distinguished Investigator
                             (consultant), Director

Cary L. Queen, Ph.D.         Senior Vice President and
                             Vice President, Research,
                             Director




         Jurgen Drews, M.D., has been a director of the Company since February 1997. Dr. Drews served as President, Global Research and as a member of the Executive Committee of the Roche Group from January 1996 to December 1997. From January 1991 to December 1995, Dr. Drews served as President, International Research and Development and as a member of
the Executive Committee for the Roche Group.   Prior to that time, Dr.
Drews served as Chairman of the Research Board and member of the Executive Committee for F. Hoffmann-La Roche Ltd. from April 1986 to December 1990. Dr. Drews served as Head of International Pharmaceutica Research and Development for Sandoz Ltd. from January 1982 to July 1985

        Stanley Falkow, Ph.D., has been a director of the Company since December 1991, a consultant to the Company since 1987 and a Distinguished Investigator for the Company since 1991. Dr. Falkow has served as a Professor of Microbiology, Immunology and Medicine at the Stanford University School of Medicine since 1981. Dr. Falkow is a recipient of the Bristol-Myers Squibb Award for Distinguished Achievement in Infectious Disease Research, the Paul Erlich Prize from the German Federal Republic and the Squibb Award of the Infectious Diseases Society of America and is a member of the U.S. National Academ of Sciences and the American Academy of Arts and Sciences. Dr. Falkow i also a director of GalaGen Inc.

     George M. Gould, Esq., has been a director of the Company since October 1989. Since June 1996, Mr. Gould has served as of counsel to the law firm Gibbons, Del Deo, Dolan, Griffinger & Vecchione (formerly Crummy, Del Deo, Dolan, Griffinger & Vecchione). From May 1996 to December 1996, Mr. Gould was also a Senior Vice President of PharmaGenics, Inc. Prior to that time Mr. Gould served as Vice President, Licensing & Corporate Development and Chief Patent Counsel for Hoffmann-La Roche Inc. ("Roche") from October 1989 to May 1996.

     Laurence Jay Korn, Ph.D., has been a director and Chairperson of the Board since July 1986 and has served as Chief Executive Officer since January 1987. Previously, Dr. Korn headed a research laboratory and served on the faculty of the Department of Genetics at the Stanford University School of Medicine from March 1981 to December 1986. Dr. Kor received his Ph.D. from Stanford University and was a Helen Hay Whitney Postdoctoral Fellow at the Carnegie Institution of Washington and a Staff Scientist at the MRC Laboratory of Molecular Biology in Cambridge England, before becoming an Assistant Professor at Stanford.

     Max Link, Ph.D., has been a director of the Company since June 199 Dr. Link served as the Chief Executive Officer of Boehringer Mannheim - Therapeutics from October 1993 to May 1994 and as the Chief Executive Officer of Corange Ltd. from May 1993 to May 1994. Dr. Link served as the Chairman of Sandoz Pharma Ltd. from April 1992 to April 1993. Dr. Link served in various management positions at Sandoz Ltd. and Sandoz Pharmaceuticals Corporation from October 1971 to April 1992. Dr. Link i also a director of Access Pharmaceuticals, Inc., Alexion Pharmaceutical Inc., Cell Therapeutics, Inc., CytRx Corp., Discovery Laboratories, Inc., Human Genome Sciences, Inc. and Procept, Inc.

     Cary L. Queen, Ph.D., has been a director since January 1987 and has served as Vice President, Research, since April 1989 and as Senior Vice President since June 1993. Previously, Dr. Queen held positions at the National Institutes of Health from 1983 to 1986, where he studied the regulation of genes involved in the synthesis of antibodies. Dr. Queen received his Ph.D. in Mathematics from the University of California at Berkeley and subsequently served as an Assistant Professo of Mathematics at Cornell University.

     Jon S. Saxe, Esq., has been a director of the Company since March 1989 and has served as President of the Company since January 1995. Mr. Saxe was a consultant to the Company from June 1993 to December 1994. H has served as President of Saxe Associates since May 1993. Mr. Saxe served as the President, Chief Executive Officer and a director of Synergen, Inc. from October 1989 to April 1993. Mr. Saxe served as Vice President, Licensing & Corporate Development for Roche from August 1984 through September 1989, and Head Patent Law from September 1978 through September 1989. Mr. Saxe is also a director of INCYTE Pharmaceuticals Inc., RiboGene, Inc., and ID Biomedical Corporation. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law.

Meetings of the Board of Directors

        During the 1997 fiscal year, the Board held eight meetings (including actions by unanimous written consent). During that period, the Audit Committee of the Board held five meetings and the Compensation Committee of the Board held three meetings (including actions by unanimous written consent). The Company does not have a Nominating Committee of the Board. Attendance by the directors at all meetings of the Board and committees was 100% in the Company's 1997 fiscal year.

        The members of the Audit Committee during the 1997 fiscal year George M. Gould and Stanley Falkow. The functions of the Audit Committee include (i) recommending the independent auditors to the Board, (ii) reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit,
(iii) reviewing the accounting and reporting principles applied by the Company in preparing its financial statements, (iv) reviewing the internal financial, operating and accounting controls and finance and accounting personnel of the Company with the independent auditors, (v) overseeing compliance with the Foreign Corrupt Practices Act, (vi) reviewing the Company's financial press releases with the auditors and management and (vii) reviewing and approving (or rejecting) any transaction that may present potential for conflict of interest, such as with the Company's officers, directors or significant stockholders.

        The members of the Compensation Committee during the 1997 fisca were George M. Gould and Max Link. The functions of the Compensation Committee include (i) designing and implementating competitive compensation policies to attract and retain key personnel, (ii) reviewing and formulating policy and determining or making recommendations to the Board regarding compensation of the Company's executive officers with respect to salaries, bonuses, and other compensation, (iii) administering the Company's 1991 Stock Option Plan, as amended (the "Option Plan") and granting or recommending grants of stock options and shares of stock to the Company's executive officers and directors under the Option Plan and (iv) establishing and reviewing Company policies in the area of management perquisites.



                          PROPOSAL TWO

                APPOINTMENT OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP to serve as independen auditors to audit the financial statements of the Company for fiscal 1998. Ernst & Young LLP (or its predecessors) has acted in such capacity since its appointment for fiscal 1986. Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE "FOR" THIS PROPOSAL. In the event ratification by the stockholders of the appointment of Ernst & Young LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

        The affirmative vote of a majority of the votes cast at the ann meeting of stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1997 by (i) each person who is known by the Company, based on the records of the Company's transfer agent and relevant documents filed with the U.S. Securities and Exchange Commission ("SEC"), to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each member of the Board, (iii) the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1997 ("Named Executive Officers"), and (iv) all members of the Board and executive officers of the Company as a group. The address of each named individual is the address of the Company.



                                                       Amount of
Name of Beneficial Owner or Group and Nature          Beneficial
of Beneficial Ownership 1                              Ownership
--------------------------------------------------   -----------------
Soros Fund Management, LLC 2                              966,400
888 Seventh Avenue, 33rd Floor
New York, NY  10106

LGT Asset Management, Inc. 2                              964,300
Chancellor LGT Asset Management,
Inc.
Chancellor LGT Trust Company
50 California St., 27th Floor
San Francisco, CA  94111

Cary L. Queen, Ph.D. 3                                    920,500

Laurence Jay Korn, Ph.D. 4                                900,632

Jon S. Saxe 5                                             175,889

Douglas O. Ebersole 6                                      81,562

Stanley Falkow, Ph.D. 7                                    75,534

Daniel J. Levitt, M.D., Ph.D. 8                            35,100

George M. Gould 9                                          27,000

Max Link, Ph.D. 10                                         23,333

Jurgen Drews, M.D. 11                                       6,000

All directors and executive officers                    2,245,550
as a group (11 persons)3, 4, 5, 6, 7, 8, 9,
10, 11, 12
*Less than 1%


1       Except as indicated in the footnotes to this table, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

2       Based solely on information as filed with the SEC.

3       Includes 183,750 shares issuable upon the exercise of options w are currently, or which will become, exercisable within 60 days after December 31, 1997. Also includes 2,600 shares held in trusts for the benefit of certain of Dr. Queen's relatives with respect to which Dr. Queen disclaims beneficial ownership.

4       Includes 233,333 shares issuable upon the exercise of options w are currently, or which will become, exercisable within 60 days after December 31, 1997. Also includes 6,667 shares held as separate property by Dr. Korn's spouse with respect to which Dr. Korn disclaims beneficial ownership.

5       Includes 158,708 shares issuable upon the exercise of options w are currently, or which will become, exercisable within 60 days after December 31, 1997.

6       Includes 80,208 shares issuable upon the exercise of options wh are currently, or which will become, exercisable within 60 days after December 31, 1997.

7       Includes 30,834 shares issuable upon the exercise of options wh are currently, or which will become, exercisable within 60 days after December 31, 1997.

8       Includes 33,333 shares issuable upon the exercise of options wh are currently, or which will become, exercisable within 60 days after December 31, 1997.

9       Includes 27,000 shares issuable upon the exercise of options wh are currently, or which will become, exercisable within 60 days after December 31, 1997.

10      Includes 5,417 shares issuable upon the exercise of options whi currently, or which will become, exercisable within 60 days after December 31, 1997.

11      Includes 6,000 shares issuable upon the exercise of options whi currently, or which will become, exercisable within 60 days after December 31, 1997.

12      Except for shares and options held by Fred Kurland, an officer resigned effective in February 1998, total includes all directors and officers who served in that capacity as of December 31, 1997 and 779,41 shares issuable upon the exercise of options beneficially owned by such directors and officers which are currently, or which will become, exercisable within 60 days after December 31, 1997.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Effective in June 1997, the Company entered into a Sponsored Re Agreement with Stanford University to provide aggregate funding and equipment support of up to $3.4 million over a period of 3 years in support of the laboratory of Dr. Falkow, a Distinguished Investigator and Director of the Company. In 1997, the Company provided approximately $1.0 million in funding and equipment support under this commitment. The funding arrangement provides the Company with certain exclusive rights to intellectual property resulting from the research efforts in Dr. Falkow's laboratory during the funding period. The amoun of annual funding from the Company is subject to reduction in the event that Dr. Falkow obtains other grants or financial support for his laboratory. In addition, the Company paid Dr. Falkow approximately $70,000 in 1997 for services in his capacity as a Distinguished Investigator for the Company.


           EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

        Certain information with respect to the Company's executive off as of December 31, 1997, except as otherwise noted, is set forth below. See "NOMINATION AND ELECTION OF DIRECTORS" for information regarding Drs. Korn and Queen and Mr. Saxe, three of the Company's executive officers.

        Daniel J. Levitt, M.D., Ph.D., has served as Senior Vice Presid Clinical and Regulatory Affairs of the Company since November 1996. Fro February 1995 to October 1996 he served as Vice President of Drug Development and Chief Medical Officer of Geron Corporation. From Januar until January 1995, Dr. Levitt held various positions at Sandoz Pharma Ltd., most recently as Worldwide Head of Oncology Clinical Research and Development. From 1986 to 1990, Dr. Levitt held various positions with Roche, including Director of Clinical Oncology and Immunology. He received post-graduate training at Yale-New Haven Hospital and the University of Chicago Pritzker School of Medicine. Dr. Levitt holds an M.D. and Ph.D. from the University of Chicago Pritzker School of Medicine.

        William R. Benjamin, Ph.D. has served as the Company's Vice President, Drug Discovery since July 1997. Prior to joining the company, from November 1982 to June 1997, Dr. Benjamin was an employee of Roche most recently serving as Vice President of Inflammation and Autoimmune Diseases. At Roche, Dr. Benjamin was responsible for leadin the drug discovery activities of a multidisciplinary research departmen in the areas of inflammatory and immune-based diseases. From January 1981 to November 1982, Dr. Benjamin was a postdoctoral fellow at the National Institute of Dental Research at the National Institutes of Health. Dr. Benjamin received his Ph.D. degree from the University of South Florida, College of Medicine.

        Christine Booker has served as the Company's Vice President, Qu and Compliance since February 1996. Prior to joining the Company, from February 1995 through January 1996, Ms. Booker served as a consultant t the Company. From August 1994 to July 1996, Ms. Booker served as the principal consultant for Booker Associates. From March 1992 to October 1994, Ms. Booker served as Director, Quality Assurance for Synergen, Inc. From October 1980 to February 1992, Ms. Booker served in various positions at Genentech, Inc., including Associate Director, Technical Operations. Ms. Booker received her B.S. in Chemistry from DePaul University.

        Douglas O. Ebersole has served as the Company's Vice President, Licensing, General Counsel and Secretary since July 1992 and in April 1996 was appointed to the additional position of Vice President, Corporate Services. Prior to joining the Company, he served first as Associate General Counsel and later as General Counsel at NeXT Computer Inc.("NeXT"). Prior to joining NeXT in 1989, he was a partner in the co department of the law firm Ware & Freidenrich. Mr. Ebersole received hi J.D. from Stanford Law School.

       Fred Kurland served as the Company's Vice President and Chief Financial Officer from February 1996 to February 1998. Prior to joining the Company, from May 1995 to January 1996, Mr. Kurland served as Vice President, Chief Financial Officer and Secretary of Applied Immune Sciences, Inc. From February 1991 to April 1995, Mr. Kurland served as Vice President and Controller of Syntex Corporation ("Syntex"). From 1981 to February 1991, Mr. Kurland served in various senior financial positions in corporate and operations functions at Syntex. Mr. Kurland received his J.D. and M.B.A. degrees from the University of Chicago.


Compensation of Executive Officers

        The following table sets forth information concerning the compensation of the Named Executive Officers, whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997, during the fiscal years ended December 31, 1997, 1996 and 1995:

                      SUMMARY COMPENSATION TABLE


                                    Annual Compensation 1
                             ------------------------------
                                                               --------
                                                   Other
                                                   Annual        Restri
                                        Salary    Compen-          Stoc
  Name and Principal Positions  Year      ($)     sation($)         ($)
---------------------------- --------- --------- ----------    --------
Laurence Jay Korn                1997   377,051      --              --
Chief Executive Officer          1996   356,220      --              --
                                 1995   320,300      --              --

Jon S. Saxe                      1997   360,747      --              --
President                        1996   339,915      --              --
                                 1995   307,610     32,270 2         --

Cary L. Queen                    1997   271,209      --              --
Senior Vice President            1996   256,220      --              --
and Vice President, Research     1995   240,785      --              --

Daniel J. Levitt                 1997   262,331      --              --
Senior Vice President,           1996    71,733      --              --
Clinical and Regulatory Affairs  1995      --        --              --

Douglas O. Ebersole              1997   243,214      --              --
Vice President,                  1996   224,255      --              --
Corporate Services and           1995   201,905      --              --
Licensing, General
Counsel and Secretary


----------------
1       Compensation deferred at the election of the executive officer the Company's 401(k) Plan is included in the year earned. Includes life insurance premiums paid by the Company. No bonuses were paid in 1995, 1996 or 1997 to the named individuals and the bonus column is omitted from the table.

2       Amounts received as compensation in connection with Mr. Saxe's relocation to the Company's headquarters office.


Stock Options Granted in Fiscal 1997

        The following table provides the specified information concerni grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1997 to the Named Executive
Officers:


                      OPTIONS GRANTED IN THE LAST FISCAL YEAR


                         Individual Grants
------------------------------------------------------------------
                                     % of
                                     Total                           Po
                       Number of    Options                           V
                      Securities    Granted                          An
                      Underlying      to      Exercise              Pri
                        Options    Employees   or Base    Expir-
                        Granted    in Fiscal    Price      ation    ---
        Name           (#) 1,2      Year(%)   ($/Sh) 3     Date       5
--------------------- -----------  ---------  ---------  ---------  ---
Laurence Jay Korn            --         --         --         --
Jon S. Saxe                  --         --         --         --
Cary L. Queen                --         --         --         --
Daniel J. Levitt             --         --         --         --
Douglas O. Ebersole       18,750        4.2     35.125    8/21/07

----------------

1       Options granted vest over a four year period at the rate of one fourth one year after the date specified at the time of grant (typically the hire date or an anniversary of the hire date) and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Only vested shares are exercisable.
All outstanding options held by employees have terms of ten years.
The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

2       Under the Option Plan, the Board retains some discretion to mod the terms of outstanding options; see "Change of Control
Arrangements, Termination of Employment Arrangements."

3       All options granted to employees were granted at market value o date of grant.

4       Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholder's continued employment through the vesting period. Any amounts reflected in this table may not necessarily be achieved. As an illustration of the effects such assumed appreciation would have on a stockholder's investment, one share of stock purchased at $40.00 in 1997 (closing price as of December 31, 1997) would yield profits of $25.16 per share at 5% appreciation per year over ten years or $63.75 per share at 10% appreciation per year over the same period. The "potential realizable values" in this table are calculated using the exercise price of the stock options and assuming 5% or 10% appreciation per year from that price over the ten year term of the options granted.


Option Exercises and Fiscal 1997 Year End Values

        The following table provides the specified information concerni exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1997, and unexercised options held as of December 31, 1997, by the Named Executive Officers:

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END VALUES 1


                       Shares                    Number of Securities
                      Acquired                   Underlying Unexercised
                         on         Value      Options at 12/31/97 (#)
                      Exercise     Realized    ------------------------
Name                     (#)         ($)       Unexercisable Exercisabl
--------------------- ---------  ------------  ------------ -----------
Laurence Jay Korn          --           --          90,625       209,37
Jon S. Saxe                --           --          75,625       134,37
Cary L. Queen              --           --          62,500       167,50
Daniel J. Levitt           --           --          72,917        27,08
Douglas O. Ebersole        --           --          46,458        77,29

----------------

1       The Company has never granted any Stock Appreciation Rights and references to this security are omitted.

2       See footnote 1 of the "OPTION GRANTS IN THE LAST FISCAL YEAR" t for information concerning the vesting provisions of these stock options.

3       Based on a value of $40.00 which was the closing price of the
Company's Common Stock as of December 31, 1997.

Compensation of Directors

        As of December 31, 1997, each director who is not an employee o Company was authorized to receive cash compensation in the amount of $3,000 each fiscal quarter, and an additional $3,000 per year for each committee membership, or such other amount as the Board may approve, and may be reimbursed for expenses incurred in attending each Board and committee meeting.

        As of December 31, 1997, the Company's Outside Directors' Stock Option Plan (the "Directors' Plan") provided for the initial automatic grant of an option to purchase 30,000 shares of the Company's Common Stock to each director of the Company who is not an employee of the Company ("Outside Directors"). The Directors' Plan also provides for a subsequent grant to Outside Directors to purchase 30,000 shares of the Company's Common Stock on the date five years from the date of the initial grant; provided, however, that if the director was granted an option under the Option Plan prior to February 14, 1992 (the date of adoption of the Directors' Plan), the subsequent grant shall be on the date five years from the date of such grant. Options under the Directors' Plan are granted at the fair market value of the Company's Common Stock on the date of grant and vest as to 1/60 of the shares subject to the option per month until such time as the optionee ceases to be a director for any reason. Options granted under the Directors' Plan to date have terms of either 6 or 10 years from the date of grant.

Change of Control Arrangements, Termination of Employment
Arrangements

        Options issued to full-time employees under the Option Plan con provisions pursuant to which an additional twenty five percent (25%) of the total number of options subject to vesting under any outstanding employee stock option agreement will vest if either (a) in connection with a "transfer of control," an acquiring corporation fails to assume the outstanding option or to substitute a substantially equivalent option for the acquiring corporation's stock, or (b) within one year following a "transfer of control," the option holder is either terminated by the Company or its successor without cause or resigns fro employment within a reasonable time following "constructive termination."

        Under the terms of the Directors' Plan, in the event of the sal dissolution, or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving or resulting corporation or in which the stockholders of the Company immediately before such event beneficially own, directly or indirectly, less than 50% of the voting securities of the surviving corporation immediately after such event, and if the surviving corporation does not assume or substitute new options for the outstanding options, the Board may, but is not obligated to, provide that any unexercisable and/or unvested portion of the outstanding options shall be immediately exercisable and vested. Any options which are neither assumed nor substituted for by the acquiring corporation nor exercised as of the date of the transfer of control shall terminate effective as of the date of the transfer of control.


        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") for 1997 was compo two non-management directors of the Board of Directors (the "Board"). The Committee is responsible for administering the policies governing annual compensation of executive officers, and after considering the performance of the Company's executive officers, granting or recommending to the Board the grant of stock options to executive officers under the Company's 1991 Stock Option Plan, as amended, and granting or recommending to the Board the annual salary component of each executive officer's compensation.

Compensation Policies

        The goals of the Company's compensation policy are to attract, and reward executive officers who contribute to the overall success of the Company by offering compensation which is competitive in the industry, to motivate executives to achieve the Company's business and scientific objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary and stock options to meet these goals.

Compensation Components

        Subject to approval by the Board, salaries and stock option gra for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and taking int consideration total compensation for comparable positions among companies in the Company's industry or in industries which employ individuals of similar education and background to the executive office being recruited, salaries of and stock option grants to the other executive officers of the Company, the individual's experience, reputation in his or her industry and expected contributions to the Company. Through 1997, performance reviews and salary adjustments were generally performed for each executive officer at or around the month i which his or her anniversary date of hire occurred and at such other times as the Committee became aware of a significant variance in an executive officer's current compensation from his or her peers in the Company or similar industries. Beginning in 1998, in connection with the implementation of a new performance review system for all employees of the Company, executive officers are reviewed annually following the end of the preceding calendar year. Thus, the review by the Committee of the performance of all executive officers for the year ended Decembe 31, 1997 occurred in early 1998. The Company's Human Resources staff provides the Committee with compensation surveys and other data to enable the Committee to review the reasonableness of compensation paid to executive officers of the Company and to compare the Company's compensation package with compensation awarded by companies in similar industries. As such, the group of companies used for compensation comparison purposes is not limited to the biotechnology industry and is not necessarily the same group of companies that comprise the industry group index for comparison of stockholder returns.

        The size of annual salary adjustments for individual executive officers are primarily based on the Committee's determination of the extent to which the Company has achieved its goals and an executive officer has met or exceeded individual goals, on information concerning compensation of individuals with comparable responsibilities at comparable companies in similar industries and on the compensation of other executive officers of the Company. Individual goals of executive officers are determined in consultation with management and generally relate to strategic goals within the responsibility of the executive officer, such as the identification of new research targets, the achievement of critical milestones in the Company's development of its products and capabilities, the ability to enter into new licensing arrangements using the Company's technology and relationships necessary to commercialize its products or obtain additional product rights and the ability to recruit and retain qualified employees. The Chief Executive Officer's goals also include goals relating to the Company's financial performance, measured primarily by the adherence to budgeted expense levels and maintenance of adequate cash reserves.

        The Company's policy is that a significant component of the ann compensation of each executive officer be related to his or her individual performance and the performance of the Company. The Company does not award annual cash bonuses tied to such performance. Rather, the Company believes that the incentive provided by stock ownership and stock options is currently sufficient to motivate executive officers. The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interest of employees with stockholders. The Committee generally considered stock option grants t executive officers upon hiring and, until December 31 1996, every thir year thereafter. Beginning in 1997, the Company implemented a merit-based stock option compensation program for all employees of the Compan pursuant to which the Committee grants or considers recommending stock option grants to executive officers annually beginning approximately tw years following the date of hire of an executive officer.

        During 1997, the Committee considered and recommended to the Bo additional stock option grant to the Vice President, Licensing and Corporate Services, General Counsel and Secretary of the Company, in accordance with the new program to consider stock option grants annually. All stock options recommended by the Committee for grant by the Board had an exercise price equal to the closing price of the Company's Common Stock as quoted on The Nasdaq Stock Market on or about the date of grant. The Committee believes that these stock options wil provide value to the executive officer only when the price of the Company's Common Stock increases over the exercise price.

Chief Executive Officer's Compensation

        The Chief Executive Officer's base salary for 1997 was recommen the Board of Directors by the Committee based upon the Committee's subjective weighting and consideration of a number of factors, includin the degree to which he met his individual goals (which related to the financial performance of the Company, based substantially on the Company's budget for 1997, maintenance of adequate cash reserves, the Company's ability to successfully enter into and maintain collaborative and licensing relationships with pharmaceutical and biotechnology companies, the scientific and clinical success of the Company's researc efforts and the successful recruitment and retention of qualified individuals as employees of the Company) as reviewed by the Committee, the relative compensation level of the Chief Executive Officer compared to the compensation levels of the other executive officers of the Company and the compensation paid to other chief executive officers of selected group of biotechnology companies which the Committee believed to be representative of the industry. The market value of the Company' stock was not considered in the determination of the Chief Executive Officer's base salary. The Chief Executive Officer's base salary was set by the Board of Directors at $375,000 for 1997, an increase from $355,000 in 1996.

                                                        COMPENSATION CO

                                                        George M. Gould
                                                        Max Link


                    Comparison of Stockholders Returns
Comparison of Cumulative Total 1 From January 1, 1993 2 to December 31,
                            [PERFORMANCE GRAPH]
Protein Design Labs (PDL)
AMEX-Biotech (AMEX)
NASDAQ


                 1/1/93    3/31/93   6/30/93   9/30/93  12/31/93   3/31
                --------- --------- --------- --------- --------- -----
PDL                 $100        64       103       119       204
AMEX                $100        68        68        65        68
NASDAQ              $100       102       104       113       115


                 9/30/94  12/31/94   3/31/95   6/30/95   9/30/95  12/31
                --------- --------- --------- --------- --------- -----
PDL                  164       133       169       175       167
AMEX                  53        48        45        53        67
NASDAQ               114       112       122       140       157


                 6/30/96   9/30/96  12/31/96   3/31/97   6/30/97   9/30
                --------- --------- --------- --------- --------- -----
PDL                  189       213       307       253       240
AMEX                  82        82        85        82        84
NASDAQ               180       186       195       185       219


1       Annual relative change in the cumulative total return on the
Company's Common Stock with the Center for Research in Securities Prices (CRSP) Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the American Stock Exchange Biotechnology Index ("AMEX-Biotech"). AMEX-Biotech is calculated using equal dollar weighting methodology.

2       Assumes that $100.00 was invested on January 1, 1993, in the
Company's Common Stock at the Company's closing sale price on December 31, 1992 and at the closing sales price for each index on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.
Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                       SECTION 16(a) REPORTING

        Each director and each executive officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934 is required by Section 16(a) of such act to report to the SEC by a specified date his or her transactions in the Company's securities.
To the best of the Company's knowledge, all reports relating to stock ownership and such other reports required to be filed during 1997 under Section 16(a) by the Company's directors and executive officers were timely filed, with the exception of the Initial Statement of Beneficial Ownership of Securities on Form 3 for Dr. Benjamin in August 1997, and a Statement of Changes in Beneficial Ownership on Form 4 for Dr. Drews in or about May 1997, which forms were filed late.

       STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING


        Proposals of stockholders intended to be presented at the next meeting of stockholders of the Company (i) must be received no later than January 10, 1999 by the Company at its offices at 2375 Garcia Avenue, Mountain View, California 94043 (through September 30, 1998) or at its offices at 34801 Campus Drive, Fremont, California 94555 (October 1, 1998 and thereafter), and (ii) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                     TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which th Board intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.



By Order of the Board
of Directors


Douglas O. Ebersole
Secretary

Dated:  May 5, 1998




Side 1

PROXY

                      PROTEIN DESIGN LABS, INC.
            Proxy for Annual Meeting of Stockholders
              Solicited by the Board of Directors


        The undersigned hereby appoints Laurence Jay Korn and Douglas O Ebersole, and each of them, as proxies for the undersigned, with full p substitution, to represent the undersigned and to vote all of the share stock in Protein Design Labs, Inc. (the "Company") which the undersigne entitled to vote at the annual meeting of stockholders of the Company t held at the Company's principal offices, located at 2375 Garcia Avenue, Mountain View, California 94043, on Friday, June 19, 1998 at 8 a.m. loc time, and at any adjournment thereof (1) as hereinafter specified upon proposals listed on the reverse side and as more particularly described Company's Proxy Statement, receipt of which is hereby acknowledged, and their discretion upon such other matters as may properly come before th meeting.

        The shares represented hereby shall be voted as specified, and specification is made, such shares shall be voted FOR the proposals lis the reverse side.

        The undersigned hereby further confers upon said proxies, and e them, or their substitute or substitutes, discretionary authority to vo respect to all other matters which may properly come before the meeting continuation or adjournment thereof.


Side 2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMP

                                                      Please mark
                                                      your votes as
                                                      this [X]

1.  ELECTION OF DIRECTORS listed below:    A vote FOR the following pro
                                           recommended by the Board of
Nominees:  Jurgen Drews, M.D.              Directors:
           Laurence Jay Korn, Ph.D.
           Max Link, Ph.D.                 2. To ratify the appointment
                                              Ernst & Young LLP as the
                                              Company's independent aud
                                              for the fiscal year endin
                                              December 31, 1998.

FOR  ALL               WITHHELD                  FOR       AGAINST
(except as             AUTHORITY                 [ ]         [ ]
noted below)           for all
   [ ]                   [ ]


INSTRUCTION:  To withhold authority         EVEN IF YOU ARE PLANNING TO
to vote for any individual nominee write    THE MEETING IN PERSON, YOU
that nominee's name in the                  URGED TO SIGN AND MAIL THE
space provided below.                       IN THE RETURN ENVELOPE SO T
                                            YOUR STOCK WILL BE REPRESEN
___________________________________         AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b)accompanying Proxy Statement and (c) an Annual Report of th Company for the fiscal year ended December 31, 1997, and hereby express revokes any and all proxies heretofore given or executed by the undersi with respect to the shares of stock represented by this Proxy, and by f this Proxy with the Secretary of the Company, gives notice of such revo

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOS
ENVELOPE.

Signature(s) _____________________________________ DATE _______________
Please sign exactly as names appear above. When shares are held by joi tenants both should sign. When signing as attorney, executor, administ trustee or guardian, please give full titles as such. If a corporation sign in full corporate name by president or other authorized officer. partnership, please sign in partnership name by authorized person.